Exhibit 23 - Consent of Ernst & Young, Independent Auditors



We consent to the incorporation by reference in this Annual Report (Form 10-
K) of Fairfield Communities, Inc. of our report dated March 11, 1994, included in the 1993 Annual Report to Shareholders of Fairfield Communities, Inc.

Our audit also included the financial statement schedules of Fairfield Communities, Inc. listed in Item 14(a). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.


                                                       ERNST & YOUNG


Little Rock, Arkansas
March 24, 1994